EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee

VolitionRx Limited

As independent registered public accountants, we hereby consent to the incorporation by reference of our report dated March 31, 2025, contained in this annual report on Form 10-K with respect to the consolidated financial statements of VolitionRx Limited, in its registration statements on Form S-3 (Registration Statement Nos. 333-195213, 333-227248, 333-227731, 333-236335, 333-259783, 333-280217, and 333-283088) and its registration statements on Form S-8 (Registration Statement Nos. 333-208512, 333-214118, 333-221054, 333-227565, 333-236336, 333-258133, 333-267692, 333-273263 and 333-280974).

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

March 31, 2025

S|G Phone: 801-783-2950 | Fax: 801-783-2960 | 344 West 13800 South, Suite 250, Draper, UT 84020 | sadlergibb.com